Exhibit 99.1

NEWS RELEASE
804 EAST GATE DRIVE, SUITE 200, MOUNT LAUREL, NJ 08054
FOR IMMEDIATE RELEASE
InTest Reports $26.6 Million in Revenue and 41.5% Gross Margin for First Quarter 2025
•Maintaining strong market position with customers while managing global geopolitical and macroeconomic uncertainty; positioning for stronger earnings when target markets recover
•Strong cash generation and balance sheet: generated $5.5 million in cash from operations in first quarter; total debt down $3.2 million from December 31, 2024; cash balances up $2.2 million
•Orders1 improved 11%, or $2.6 million, year-over-year reflecting strength in automotive/EV, driven by Alfamation, and a large industrial order for induction heating technology; sequentially orders declined $5.3 million as customers delayed orders due to current market environment
•Operating loss for the quarter was $2.9 million reflecting low sales volume
•Net loss was $2.3 million; Adjusted EBITDA2 was a loss of $0.9 million
•Management driving further actions to improve profitability including cost reductions, consolidations and austerity cost containment
MT. LAUREL, NJ – May 2, 2025 -- InTest Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include semiconductor (“semi”), automotive/EV, defense/aerospace, industrial, life sciences, and safety/security, today announced financial results for the first quarter of 2025 ended March 31, 2025. Results include Alfamation S.p.A. (“acquisition” or “Alfamation”) from the date of the acquisition, which was March 12, 2024. Alfamation is included in the Electronic Test division.
Nick Grant, President and CEO, commented, “During the quarter, we generated cash, further strengthened our balance sheet by reducing debt and increasing our cash balance. We also continued to address our cost structure and operating expenses. Even amid the turmoil resulting from shifting policies regarding global tariffs, we gained traction with new product introductions, added new customers, and enhanced our channels to market. We continue to see signs of market stagnation as customers hesitate to move forward with their capital spending plans. Orders in the quarter were $25.3 million and, while improved over last year’s first quarter, are still sluggish.”
He added, “While market conditions remain tenuous, and the full ramifications of the global trade situation and resulting impact to demand are not yet fully understood, we believe we are well positioned for when markets recover. We have leading market positions with customers, we are building our presence in our target markets by winning new applications, and we are working to accelerate new product introductions. Our geographic expansion actions to build sales, engineering and manufacturing in Southeast Asia, specifically our Malaysia operation, are progressing well. Our plans to begin manufacturing in the Malaysia facility during the second half of 2025 are on schedule and we believe will enable us to better serve that region. During this period of uncertainty, we are focused on managing costs while remaining sufficiently agile to address our increasing funnel of opportunities. We remain on track with our plan to consolidate our image capture operations, are implementing headcount reductions and have strict controls on discretionary spending."
Mr. Grant continued, "Regarding tariffs, while not immune to whatever the outcome may be, we believe we are fairly insulated from direct impacts on our supply chain and sales. We are primarily a U.S. manufacturer and the majority of our supplies are locally sourced. Our operation in Canada ships USMCA compliant products to the U.S. and, the majority of what we produce in Italy remains
1 Orders and backlog are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding InTest’s use of these metrics.
2 Adjusted EBITDA is a non-GAAP financial measure. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.
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InTest Reports $26.6 Million in Revenue and 41.5% Gross Margin for First Quarter 2025

May 2, 2025
in Europe. We are taking steps to mitigate impacts where we can such as shifting supply sources and expect to pass on any incremental costs to customers. Thinking longer term, we believe we are well positioned to support our customers globally with a sizable manufacturing footprint in Europe and adding manufacturing in Malaysia."
First Quarter 2025 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in thousands except percentages and per share data)			Change			Change
	3/31/25	3/31/24	$	%	12/31/24	$	%
Revenue	$26,637	$29,824	$(3,187)	(10.7)%	$36,603	$(9,966)	(27.2)%
Gross profit	$11,056	$13,076	$(2,020)	(15.4)%	$14,539	$(3,483)	(24.0)%
Gross margin	41.5%	43.8%			39.7%
Operating expenses (incl. intangible amort.)	$13,937	$12,584	$1,353	10.8%	$12,460	$1,477	11.9%
Operating (loss) income	$(2,881)	$492	$(3,373)	NM	$2,079	$(4,960)	NM
Operating margin	(10.8%)	1.6%			5.7%
Net (loss) earnings	$(2,329)	$662	$(2,991)	NM	$1,504	$(3,833)	NM
Net margin	(8.7%)	2.2%			4.1%
(Loss) earnings per diluted share (“EPS”)	$(0.19)	$0.05	$(0.24)	NM	$0.12	$(0.31)	NM
Adjusted net (loss) earnings (Non-GAAP)[3]	$(1,389)	$1,162	$(2,551)	NM	$2,782	$(4,171)	NM
Adjusted EPS (Non-GAAP)[3]	$(0.11)	$0.10	$(0.21)	NM	$0.23	$(0.34)	NM
Adjusted EBITDA (Non-GAAP)[3]	$(887)	$1,811	$(2,698)	NM	$4,412	$(5,299)	NM
Adjusted EBITDA margin (Non-GAAP)[3]	(3.3%)	6.1%			12.1%
Compared with the prior-year period, first quarter revenue was down $3.2 million as semi was impacted by $6.0 million in lower sales and industrial market sales declined $1.2 million. This was partially offset by increases of $2.0 million to auto/EV, $1.0 million to life sciences, and $1.3 million to other markets. Sequentially, revenue was down $10.0 million. Revenue from industrial, life sciences and other markets increased compared with the trailing fourth quarter.
Gross margin was 41.5% in the first quarter, a 230-basis point contraction compared with the prior-year period, primarily due to under absorption of fixed costs on lower volume. Sequentially, gross margin increased 180 basis points compared with the fourth quarter of 2024 which had been negatively impacted by 430 basis points related to an inventory step-up charge.
Operating expenses increased $1.4 million over the prior-year period which included $0.3 million in restructuring costs and $1.3 million in incremental operating expenses related to Alfamation. These increases were partially offset by cost reduction efforts and reduced corporate development costs. Sequentially, operating expenses increased $1.5 million as the fourth quarter of 2024 benefited from an amortization credit of $0.8 million.
Net loss for the quarter was $2.3 million, or $(0.19) per diluted share. Adjusted net loss (Non-GAAP)3 was $1.4 million, or $(0.11) adjusted EPS (Non-GAAP)3.
Balance Sheet and Cash Flow Review
During the quarter, the Company generated $5.5 million in cash from operations. Cash and cash equivalents at the end of the first quarter of 2025 were $22.0 million, up $2.2 million from the end of the fourth quarter. During the quarter, the Company reduced total debt by $3.2 million from December 31, 2024 to $11.8 million. Capital expenditures were $0.2 million in the first quarter of 2025, lower than previous quarters due to the timing of projects.
3 Adjusted net earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.
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InTest Reports $26.6 Million in Revenue and 41.5% Gross Margin for First Quarter 2025

May 2, 2025
At March 31, 2025, the Company had $30 million available under its delayed draw term loan facility and no borrowings under the $10 million revolving credit facility.
First Quarter 2025 Orders2 and Backlog2(see orders by market in accompanying tables)

	Three Months Ended
			Change			Change
($ in thousands except percentages)	3/31/25	3/31/24	$	%	12/31/24	$	%
Orders	$25,349	$22,799	$2,550	11.2%	$30,669	$(5,320)	(17.3)%
Backlog (at quarter end)	$38,232	$55,481	$(17,249)	(31.1)%	$39,520	$(1,288)	(3.3)%
First quarter orders of $25.3 million grew $2.6 million, or 11.2%, versus the prior-year period, and declined $5.3 million, or 17.3%, compared with the fourth quarter of 2024. The year-over-year increase reflects strength in industrial, auto/EV, safety/security and life sciences markets while orders slowed in defense/aerospace and semi markets. Specifically in semi, orders from back-end were essentially flat, while demand in front-end remains low.
Sequentially, the 17.3% decrease in orders was partially the result of customer delays during economic uncertainty, especially in the semi market where orders declined $6.0 million. Additionally, demand from defense/aerospace and life sciences slowed during the first quarter outweighing gains in demand from life sciences, auto/EV and safety/security markets. Alfamation contributed $3.1 million in orders in the first quarter.
Backlog at March 31, 2025, was $38.2 million and included $5.8 million of backlog associated with Alfamation. Approximately 48% of the backlog is expected to ship beyond the second quarter of 2025.
Focusing Outlook on Forward Quarter
Mr. Grant concluded, "These are certainly challenging times that further reduce our visibility through the year. As a result, we are focusing our guidance on the second quarter until we have better clarity regarding the second half of 2025. We expect a modest improvement in financial results in the second quarter over the first quarter with better volume and cost reductions. Our plans call for continued sequential improvement through the balance of the year although we do not know how the global trade situation could indirectly impact demand. We believe the long-term fundamentals of the markets we serve remain intact and that the innovative products we offer, the strong position we have with customers and the continual addition of new customers and market reach bode well for our business as market conditions improve."
Second quarter 2025 revenue is forecasted to be $27 million to $29 million with gross margin of approximately 42% and operating expenses of $13.0 million to $13.5 million, which excludes approximately $0.2 million in Videology and other restructuring expenses. The Company’s expectations for the quarter reflect previously reported customer delivery pushouts of orders in backlog to the latter half of the year as well as the slowing receipt of orders due to the uncertainty in end markets as a result of recent and impending tariffs.
The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes macroeconomic conditions remain unchanged through the second quarter. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below.
Conference Call and Webcast
The Company will host a conference call and webcast today at 8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss InTest’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at intest.com/investor-relations.
A telephonic replay will be available from 12:30 p.m. ET on the day of the call through Friday, May 16, 2025. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13752647. The webcast replay can be accessed via the investor relations section of intest.com, where a transcript will also be posted once available.
About InTest Corporation
InTest Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including both the front-end and back-end of the semiconductor manufacturing industry (“semi”), automotive/EV,
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InTest Reports $26.6 Million in Revenue and 41.5% Gross Margin for First Quarter 2025

May 2, 2025
defense/aerospace, industrial, life sciences and safety/security. Backed by decades of engineering expertise and a culture of operational excellence, InTest solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. InTest’s growth strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, customer penetration and market expansion. For more information, visit https://www.intest.com/.
Non-GAAP Financial Measures
In addition to disclosing results that are determined in accordance with generally accepted accounting practices in the United States (“GAAP”), we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings, adjusted earnings per diluted share (“adjusted EPS”), adjusted EBITDA, and adjusted EBITDA margin.
The Company defines these non-GAAP measures as follows:
─Adjusted net earnings is derived by adding acquired intangible amortization, acquired inventory step-up expense, and restructuring costs adjusted for the related income tax expense (benefit), to net earnings.
─Adjusted earnings per diluted share (“adjusted EPS”) is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.
─Adjusted EBITDA is derived by adding acquired intangible amortization, acquired inventory step-up expense, restructuring costs, net interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings.
─Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue.
These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization, restructuring costs and inventory step-up charges as management believes these expenses may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, acquired inventory step-up, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of restructuring costs, interest income or expense and income tax expense or benefit, as management believes these expenses may not be indicative of our underlying operating performance.
Management’s Use of Non-GAAP Measures
The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings and earnings per diluted share (EPS) to adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) and from net earnings and net margin to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below.
Management believes these Non-GAAP financial measures are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Non-GAAP measures as presented in this press release may differ from and may not be comparable to similarly titled measures used by other companies.
Key Performance Indicators
In addition to the foregoing non-GAAP measures, management uses orders and backlog as key performance metrics to analyze and measure the Company’s financial performance and results of operations. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is calculated based on firm purchase orders we receive for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as they are often leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.
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InTest Reports $26.6 Million in Revenue and 41.5% Gross Margin for First Quarter 2025

May 2, 2025
Given that each of orders and backlog are operational measures and that the Company’s methodology for calculating orders and backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management’s current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believe,” “continue,” “could,” “expects,” “guidance,” “may,” “outlook,” “will,” “plan,” “forecasts,” “target,” “estimates,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its VISION 2030 Growth Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.
Contacts:

InTest Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Alliance Advisors IR
Tel: (856) 505-8999	dpawlowski@allianceadvisors.com
Tel: (716) 843-3908

– FINANCIAL TABLES FOLLOW –
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InTest Reports $26.6 Million in Revenue and 41.5% Gross Margin for First Quarter 2025

May 2, 2025
InTest Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2025	2024
Revenue	$26,637	$29,824
Cost of revenue	15,581	16,748
Gross profit	11,056	13,076

Operating expenses:
Selling expense	4,547	4,590
Engineering and product development expense	2,448	1,982
General and administrative expense	5,816	5,417
Amortization of acquired intangible assets	813	595
Restructuring costs	313	—
Total operating expenses	13,937	12,584

Operating (loss) income	(2,881)	492
Interest expense	(152)	(140)
Other income	244	435

(Loss) earnings before income tax expense	(2,789)	787
Income tax (benefit) expense	(460)	125

Net (loss) earnings	$(2,329)	$662

(Loss) earnings per common share:
Basic	$(0.19)	$0.06
Diluted	$(0.19)	$0.05

Weighted average common shares outstanding:
Basic	12,179,418	12,026,361
Diluted	12,179,418	12,158,297
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InTest Reports $26.6 Million in Revenue and 41.5% Gross Margin for First Quarter 2025

May 2, 2025
InTest Corporation
Consolidated Balance Sheets

	March 31, 2025	December 31, 2024
(In thousands, except share and per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,048	$19,830
Trade accounts receivable, net of allowance for credit losses of $411 and $423, respectively	21,178	29,495
Inventories	27,608	26,837
Prepaid expenses and other current assets	4,087	2,650
Total current assets	74,921	78,812
Property and equipment, net of accumulated depreciation of $9,177 and $8,830, respectively	4,428	4,457
Right-of-use assets, net	10,293	10,767
Goodwill	31,236	30,744
Intangible assets, net	26,138	26,376
Deferred tax assets	—	67
Other assets	1,011	1,065
Total assets	$148,027	$152,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6,876	$7,494
Current portion of operating lease liabilities	2,056	1,989
Accounts payable	8,232	7,991
Customer deposits and deferred revenue	4,938	4,989
Accrued expenses and other current liabilities	9,225	9,485
Total current liabilities	31,327	31,948
Operating lease liabilities, net of current portion	8,596	9,021
Long-term debt, net of current portion	4,952	7,538
Contingent consideration, net of current portion	417	825
Deferred revenue, net of current portion	1,405	1,432
Deferred tax liabilities	258	—
Other liabilities	1,677	1,734
Total liabilities	48,632	52,498
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 20,000,000 shares authorized; 12,574,788 and 12,457,658 shares issued, respectively; 12,494,760 and 12,378,276 shares outstanding, respectively	125	124
Additional paid-in capital	58,134	57,658
Retained earnings	42,758	45,087
Accumulated other comprehensive earnings	(675)	(2,137)
Treasury stock, at cost; 80,028 and 79,382 shares, respectively	(947)	(942)
Total stockholders’ equity	99,395	99,790
Total liabilities and stockholders’ equity	$148,027	$152,288
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InTest Reports $26.6 Million in Revenue and 41.5% Gross Margin for First Quarter 2025

May 2, 2025
InTest Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(2,329)	$662
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,741	1,282
Provision for excess and obsolete inventory	206	176
Amortization of deferred compensation related to stock-based awards	423	349
Deferred income tax expense	199	226
Other non-cash reconciling items	(193)	(1)
Changes in assets and liabilities:
Trade accounts receivable	8,493	(982)
Inventories	(590)	(396)
Prepaid expenses and other current assets	(377)	508
Other assets	(21)	(22)
Operating lease liabilities	(523)	(447)
Accounts payable	15	1,311
Customer deposits and deferred revenue	(153)	(782)
Domestic and foreign income taxes payable	(716)	(406)
Deferred revenue, net of current portion	(27)	(121)
Accrued expenses and other liabilities	(613)	718
Net cash provided by operating activities	5,535	2,075
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	—	(18,904)
Purchases of property and equipment	(229)	(340)
Net cash used in investing activities	(229)	(19,244)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of short-term borrowings	(2,426)	273
Repayments of long-term debt	(1,025)	(1,181)
Proceeds from stock options exercised	18	18
Proceeds from shares sold under Employee Stock Purchase Plan	32	46
Settlement of employee tax liabilities in connection with treasury stock transaction	(5)	(30)
Net cash used in by financing activities	(3,406)	(874)
Effects of exchange rates on cash	318	114
Net cash provided by (used in) all activities	2,218	(17,929)
Cash, cash equivalents and restricted cash at beginning of period	19,830	45,260
Cash and cash equivalents at end of period	$22,048	$27,331
Cash payments for:
Domestic and foreign income taxes	$32	$101
Interest	142	145

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Equity issued in conjunction with acquisition of business	$—	$2,086
Issuance of unvested shares of restricted stock	1,039	1,580
Forfeiture of unvested restricted stock	(282)	(138)
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InTest Reports $26.6 Million in Revenue and 41.5% Gross Margin for First Quarter 2025

May 2, 2025
InTest Corporation
Revenue by Market
(Unaudited)

($ in thousands)	Three Months Ended
					Change				Change
	3/31/25		3/31/24		$	%	12/31/24		$	%
Revenue
Semi	$8,995	33.8%	$14,967	50.2%	$(5,972)	(39.9)%	$12,207	33.3%	$(3,212)	(26.3)%
Auto/EV	5,959	22.4%	3,958	13.3%	2,001	50.6%	11,928	32.6%	(5,969)	(50.0)%
Defense/Aerospace	2,828	10.6%	3,239	10.9%	(411)	(12.7)%	5,157	14.1%	(2,329)	(45.2)%
Industrial	3,021	11.3%	4,187	14.0%	(1,166)	(27.8)%	2,246	6.1%	775	34.5%
Life Sciences	1,688	6.3%	653	2.2%	1,035	158.5%	1,231	3.4%	457	37.1%
Safety/Security	564	2.1%	541	1.8%	23	4.3%	947	2.6%	(383)	(40.4)%
Other	3,582	13.4%	2,279	7.6%	1,303	57.2%	2,887	7.9%	695	24.1%
	$26,637	100.0%	$29,824	100.0%	$(3,187)	(10.7)%	$36,603	100.0%	$(9,966)	(27.2)%
* Components may not add up to total due to rounding

Orders by Market
(Unaudited)

($ in thousands)	Three Months Ended
					Change				Change
	3/31/25		3/31/24		$	%	12/31/24		$	%
Orders
Semi	$9,640	38.0%	$10,253	45.0%	$(613)	(6.0)%	$15,647	51.0%	$(6,007)	(38.4)%
Auto/EV	5,061	20.0%	4,041	17.7%	1,020	25.2%	3,487	11.4%	1,574	45.1%
Defense/Aerospace	2,083	8.2%	2,684	11.8%	(601)	(22.4)%	3,896	12.7%	(1,813)	(46.5)%
Industrial	4,551	18.0%	3,093	13.5%	1,458	47.1%	2,450	8.0%	2,101	85.8%
Life Sciences	1,232	4.9%	698	3.1%	534	76.5%	2,346	7.6%	(1,114)	(47.5)%
Safety/Security	675	2.7%	40	0.2%	635	NM	54	0.2%	621	NM
Other	2,107	8.3%	1,990	8.7%	117	5.9%	2,789	9.1%	(682)	(24.5)%
	$25,349	100.0%	$22,799	100.0%	$2,550	11.2%	$30,669	100.0%	$(5,320)	(17.3)%
* Components may not add up to total due to rounding
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InTest Reports $26.6 Million in Revenue and 41.5% Gross Margin for First Quarter 2025

May 2, 2025
InTest Corporation
Segment Data
(Unaudited)

	Three Months Ended March 31, 2025
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated

Revenue	$13,259	$6,268	$7,110	$—	$26,637
Cost of revenue	7,313	4,163	4,105	—	15,581
Other divisional costs	5,265	2,360	2,798	—	10,423
Division operating income (loss)	681	(255)	207	—	633
Acquired intangible amortization				813	813
Restructuring costs				313	313
Corporate Expenses				2,388	2,388
Operating (loss) income	681	(255)	207	(3,514)	(2,881)
Interest Expense				(152)	(152)
Other expense				244	244
(Loss) earnings before income tax expense	$681	$(255)	$207	$(3,422)	$(2,789)

	Three Months Ended March 31, 2024
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated

Revenue	$11,116	$6,828	$11,880	$—	$29,824
Cost of revenue	5,546	4,533	6,669	—	16,748
Other divisional costs	3,757	2,280	3,250	—	9,287
Division operating income	1,813	15	1,961	—	3,789
Acquired intangible amortization				595	595
Corporate Expenses				2,702	2,702
Operating income (loss)	1,813	15	1,961	(3,297)	492
Interest Expense				(140)	(140)
Other income				435	435
Earnings (loss) before income tax expense	$1,813	$15	$1,961	$(3,002)	$787
-MORE-

InTest Reports $26.6 Million in Revenue and 41.5% Gross Margin for First Quarter 2025

May 2, 2025
InTest Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Reconciliation of Net Earnings to Adjusted Net Earnings (Non-GAAP) and Earnings Per Diluted Share to Adjusted EPS (Non-GAAP):

	Three Months Ended
(in thousands except per share amounts)	3/31/25	3/31/24	12/31/24
Net (loss) earnings	$(2,329)	$662	$1,504
Acquired intangible amortization	813	595	109
Restructuring costs	313	-	-
Acquired inventory step-up	-	-	1,570
Tax effect of adjusting items	(186)	(95)	(401)
Adjusted net (loss) earnings (Non-GAAP)	$(1,389)	$1,162	$2,782

Diluted weighted average shares outstanding	12,179	12,158	12,216
(Loss) earnings per diluted share:
Net (loss) earnings	$(0.19)	$0.05	$0.12
Acquired intangible amortization	0.07	0.05	0.01
Restructuring costs	0.03	-	-
Acquired inventory step-up	-	-	0.13
Tax effect of adjusting items	(0.02)	(0.01)	(0.03)
Adjusted EPS (Non-GAAP) *	$(0.11)	$0.10	$0.23
* Components may not add up to total due to rounding

Reconciliation of Net Earnings and Net Margin to Adjusted EBITDA (Non-GAAP) and Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
(in thousands except percentage data)	3/31/25	3/31/24	12/31/24
Net (loss) earnings	$(2,329)	$662	$1,504
Acquired intangible amortization	813	595	109
Acquired inventory step-up	-	-	1,570
Net interest expense (income)	37	(193)	109
Income tax (benefit) expense	(460)	125	298
Depreciation	316	273	415
Restructuring costs	313	-	-
Stock-based compensation	423	349	407
Adjusted EBITDA (Non-GAAP)	$(887)	$1,811	$4,412
Revenue	$26,637	$29,824	$36,603
Net margin	(8.7%)	2.2%	4.1%
Adjusted EBITDA margin (Non-GAAP)	(3.3%)	6.1%	12.1%
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